SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              TII Industries, Inc.
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    ----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1)    Title of each class of securities to which transaction applies:

         2)    Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction:

         5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:

         2)    Form, Schedule or Registration Statement No.:

         3)    Filing Party:

         4)    Date Filed:

                              TII INDUSTRIES, INC.

                                1385 AKRON STREET
                            COPIAGUE, NEW YORK 11726
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 7, 1999
                               ------------------


To the Stockholders of
TII Industries, Inc.:

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of TII Industries, Inc., a Delaware corporation (the "Company"), will be held at the Huntington Hilton, 598 Broadhollow Road, Melville, New York, on Tuesday, December 7, 1999 at 3:00 p.m., New York time, at which the following matters are to be presented for consideration:

         1. The election of three Class II directors to serve until the Annual Meeting of Stockholders to be held in the year 2002 and until their respective successors are elected and qualified;

         2.    A proposal to ratify the  selection  by the Board of Directors of
               Arthur   Andersen  LLP  as  the  Company's   independent   public
               accountants for the fiscal year ending June 30, 2000; and

         3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The close of business on October 15, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the offices of the Company, 1385 Akron Street, Copiague, New York.

                                          By Order of the Board of Directors,

                                                     Dorothy Roach,
                                                       Secretary
October 25, 1999

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES.

                              TII INDUSTRIES, INC.
                                1385 AKRON STREET
                            COPIAGUE, NEW YORK 11726
                              --------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 7, 1999
                            ------------------------

         This Proxy Statement, to be mailed to stockholders of TII Industries, Inc., a Delaware corporation (the "Company"), on or about October 25, 1999, is furnished in connection with the solicitation by the Board of Directors of the Company of proxies in the accompanying form ("Proxy" or "Proxies") to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, December 7, 1999 at 3:00 p.m., New York time, and at any adjournments or postponements thereof (the "Meeting"). The Meeting will be held at the Huntington Hilton, 598 Broadhollow Road, Melville, New York.

         The close of business on October 15,1999 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding 8,832,898 shares of the Company's Common Stock ("Common Stock"). The presence, in person or by proxy, of a majority of all such shares, will constitute a quorum for the transaction of business at the Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters to be voted on at the Meeting. A plurality of the votes of shares present in person or represented by proxy at the Meeting and entitled to vote thereon will be required for the election of directors (Proposal 1) and the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon will be required to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000 (Proposal 2).

         Proxies properly executed and received in time for the Meeting will be voted in accordance with the specifications made thereon or, in the absence of specification, for all nominees named herein to serve as directors and to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants. The Board of Directors does not intend to bring before the Meeting any matter other than those described above, and has not received notice of and is not aware of any other matters that are to be presented by stockholders for formal action at the Meeting. If, however, any other matters or motions come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting for determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the election of directors or the outcome of the vote concerning the ratification of independent public accountants. Any Proxy may be revoked by the person giving it at any time prior to the exercise of the powers conferred thereby by a written notice of revocation to the Secretary of the Company, 1385 Akron Street, Copiague, New York 11726, by submitting a duly executed proxy bearing a later date at the foregoing address or at the Meeting, or by voting in person at the Meeting.

                          SECURITY HOLDINGS OF CERTAIN
                      STOCKHOLDERS, MANAGEMENT AND NOMINEES

         The following table sets forth information, as of the Record Date, with respect to the beneficial ownership of the Company's Common Stock by (i) each person (including any "group", as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee to serve as a director of the Company, (iii) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation", below, and (iv) all executive officers and directors of the Company as a group. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.


                                                                   PERCENT
                                              SHARES                 OF
BENEFICIAL OWNER                              OWNED               CLASS (1)
----------------                             -------              ---------

Alfred J. Roach                              811,600 (2)             9.1%
1385 Akron Street
Copiague, NY 11726

Dorothy Roach                                 53,536 (3)              *
1385 Akron Street
Copiague, NY 11726

Timothy J. Roach                             577,013 (4)             6.5%
1385 Akron Street
Copiague, NY 11726

George S. Katsarakes                          30,000 (5)              *

C. Bruce Barksdale                            15,798 (6)              *

James R. Grover, Jr.                          83,600 (7)              *

Joseph C. Hogan                               89,330 (8)             1.0%

William G. Sharwell                           90,000 (9)             1.0%

James A. Roach                                31,488 (10)             *

Paul G. Sebetic                               10,000 (11)             *

All executive officers and                 1,814,565 (12)           19.5 %
directors as a group
(11 persons)

----------------

(1) Asterisk indicates that the percentage is less than one percent. Percent of Class assumes the issuance of the Common Stock issuable upon the exercise of options (to the extent exercisable on or within 60 days after the Record Date) held by such person but (except for the calculation of beneficial ownership by all executive officers and directors as a group) by no other person or entity.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(2) Includes 100,360 shares subject to options held under the Company's stock option plans. Excludes the shares owned by Mr. Roach's wife, Dorothy Roach, reflected below in this table, as to which shares Mr. Roach disclaims beneficial ownership.

(3) Excludes the shares owned by Mrs. Roach's husband, Alfred J. Roach, reflected above in this table, as to which shares Mrs. Roach disclaims beneficial ownership.

(4) Includes 968 shares owned by Mr. Roach's wife (who has sole voting and dispositive power with respect to the shares owned by her and as to which Mr. Roach disclaims beneficial ownership) and 66,000 shares subject to options held under the Company's stock option plans.

(5) Includes 20,000 shares subject as options held under the Company's stock option plans.

(6) Includes 78 shares owned by Mr. Barksdale's children and 7,800 shares subject to options held under the Company's stock option plans.

(7) Includes 80,000 shares subject to options held under the Company's stock option plans.

(8) Includes 89,250 shares subject to options held under the Company's stock option plans.

(9) Includes 89,400 shares subject to options held under the Company's stock option plans.

(10) Includes 1,000 shares owned by Mr. Roach's wife (who has sole voting and dispositive power with respect to the shares owned by her and as to which Mr. Roach disclaims beneficial ownership) and 13,000 shares subject to options held under the Company's stock option plans.

(11) Represents 10,000 shares subject to options under the Company's stock option plans.

(12) Includes 494,802 shares subject to options under the Company's stock option plans.

                                   PROPOSAL 1.

                              ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. These classes are to be as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with each class to include not less than two directors. The term of office of Class II directors continues until the Meeting, the term of office of Class III directors continues until the next succeeding annual meeting of stockholders and the term of office of Class I directors continues until the second succeeding annual meeting of stockholders, and, in each case, until their respective successors are elected and qualified. At each annual meeting, directors are chosen to succeed those in the class whose term expires at that meeting.

         The Company's Board of Directors presently consists of eight directors. Each director was previously elected by the Company's stockholders, except George S. Katsarakes, who was elected as a Class II director by the Board of Directors. The terms of James R. Grover, Jr., George S. Katsarakes and Dorothy Roach, the present Class II directors, will expire at the Meeting. At the Meeting, holders of Common Stock will elect three Class II directors to serve until the Annual Meeting of Stockholders to be held in the year 2002 and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the enclosed Proxy intend to cast all votes pursuant to Proxies received for the election of James R. Grover, Jr., George S. Katsarakes and Dorothy Roach (the "nominees") to serve as Class II directors.

         In the event that any of the nominees should become unavailable or unable to serve for any reason, the holders of Proxies have discretionary authority to vote for one or more alternate nominees who will be designated by the Board of Directors. The Company believes that all of the nominees are available to serve as directors.

BACKGROUND OF NOMINEES

         CLASS II DIRECTORS

         James R. Grover, Jr., 80, has been a director of the Company since 1978. Mr. Grover has been engaged in the private practice of law since 1974 and has been General Counsel to the Company since 1977.

         George S. Katsarakes, 62, has been Executive Vice President and Chief Operating Officer of the Company since he joined the Company in January 1998. From January 1994 until he joined the Company, Mr. Katsarakes held senior-level positions, most recently, Executive Vice President, at Eagle Manufacturing Company, Inc., a manufacturer of high-technology electrical wiring devices. From December 1978 until January 1994, Mr. Katsarakes held several general management and plant management positions with Pratt & Whitney and Otis Elevator Company, subsidiaries of United Technologies Corporation, a provider of a broad range of products to the commercial and defense industries. Mr. Katsarakes holds an industrial/mechanical engineering degree from Northeastern University and a Masters of Business Administration degree from Harvard Business School.

         Dorothy Roach, 76, has been Secretary of the Company since 1971, served as Treasurer of the Company from 1979 to December 1993 and, except for a brief period, has been a director of the Company since 1964.

BACKGROUND OF DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

         CLASS I DIRECTORS

         C. Bruce Barksdale, 68, has been a Vice President of the Company since August 1971, serving as Senior Vice President (responsible for customer and product development) since October 1993, and has been a director of the Company since 1974. Mr. Barksdale holds a Bachelor of Science degree in Electrical Engineering from the University of South Carolina.

         Joseph C. Hogan, Ph.D., 77, has been a director of the Company since January 1974. Dr. Hogan served as Dean of the College of Engineering of the University of Notre Dame from 1967 to 1981, following which he performed various services for the University of Notre Dame until 1985, where he remains Dean Emeritus. From 1985 until his retirement in 1987, Dr. Hogan was a Director of Engineering Research and Resource Development at Georgia Institute of Technology. He is past President of the American Society of Engineering Education. Dr. Hogan is a director of American Biogenetic Sciences, Inc. ("ABS").

         William G. Sharwell, D.C.S., 79, has been as a director of the Company since October 1995. Dr. Sharwell was President of Pace University in New York from 1984 until his retirement in 1990. He was Senior Vice President of American Telephone & Telegraph Company (now AT&T Corporation) between 1976 and 1984, and previously served as Executive Vice President of Operations of New York Telephone Company (now Bell Atlantic Corporation). Dr. Sharwell serves as a director of ABS.

         CLASS III DIRECTORS

         Alfred J. Roach, 84, has served as Chairman of the Board of Directors and a director of the Company and its predecessor since its founding in 1964 and was Chief Executive Officer of the Company from the Company's founding until January 1995. Since September 1983, Mr. Roach has also served as Chairman of the Board of Directors of ABS, a biotechnology research company.

         Timothy J. Roach, 52, has served the Company in various capacities since December 1973. He has been President of the Company since July 1980, Vice Chairman of the Board since October 1993, Chief Executive Officer since January 1995 and a director since January 1978. Mr. Roach also served as Chief Operating Officer of the Company from May 1987 until January 1998. Mr. Roach was a Captain in the United States Air Force for four years prior to joining the Company and is a graduate of Harvard University's Business School Program for Management Development. Mr. Roach has also served as Treasurer, Secretary and a director of ABS since September 1983.

         Alfred J. Roach and Dorothy Roach are married and the parents of Timothy J. Roach. There are no other family relationships among the Company's directors.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         During the Company's fiscal year ended June 25, 1999, the Company's Board of Directors held five meetings. In addition, during that fiscal year, the Board also acted by unanimous written consent on five occasions following informal discussions.

         The Board of Directors has Audit and Compensation Committees. The Board does not have a standing nominating committee or committee performing a similar function.

         The principal functions of the Audit Committee are to nominate independent auditors for appointment by the Board; meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; meet with the Company's financial management and independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and report to the Board periodically with respect to such matters. The members of the Audit Committee are James R. Grover, Jr., Joseph C. Hogan and William G. Sharwell. The Audit Committee met on one occasion, and acted by unanimous written consent on one occasion following informal discussions, during the Company's fiscal year ended June 25, 1999.

         The Compensation Committee is authorized to consider and recommend to the Board of Directors salaries, bonuses and other compensation arrangements with respect to the executive officers of the Company; grant options under, and administer, the Company's present and future employee stock option plans; examine, administer and make recommendations to the full Board of Directors with respect to other employee benefit plans and arrangements of the Company and its subsidiaries; and report to the Board periodically with respect to such matters. The present members of the Compensation Committee are Joseph C. Hogan and William G. Sharwell. While the Compensation Committee held no formal meeting, it acted by unanimous written consent on eleven occasions following informal discussions during the Company's fiscal year ended June 25, 1999.

         During the Company's fiscal year ended June 25, 1999, each director attended at least 75% of the aggregate number of Board of Directors meetings and meetings of all committees on which such director served that were held during the portion of the year such person served as a director, except Dorothy Roach who attended three of the five meetings of the Board held during the year ended June 25, 1999.

REQUIRED VOTE

         A plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote for the election of directors will elect directors.

         The Board of Directors recommends that stockholders vote FOR each of James R. Grover, Jr., George S. Katsarakes and Dorothy Roach to serve as Class II directors.

                               EXECUTIVE OFFICERS

         In addition to Alfred J. Roach, Timothy J. Roach, George S. Katsarakes,
C. Bruce Barksdale and Dorothy Roach, the following are also executive officers of the Company:

         Virginia M. Hall, 46, has served the Company in various capacities since February 1976, serving as Vice President-Administration since December 1993 and Vice President-Contract Administration from September 1990 until December 1993.

         James A. Roach, 46, has served the Company in various capacities since January 1982, serving as Vice President-Marketing and Sales since July 1987.

         Paul G. Sebetic, 35, has been Vice President-Finance and Chief Financial Officer of the Company since October 1996. Mr. Sebetic joined the Company in April 1996 as Corporate Controller. From November 1992 until joining the Company, Mr. Sebetic held various financial management positions with V Band Corporation, a telecommunications equipment manufacturer, serving as Controller since August 1995. From February 1991 through August 1992, Mr. Sebetic was the Financial Controller of the European operations of MacDermid Inc., a specialty chemical manufacturer. Mr. Sebetic is a Certified Public Accountant and holds a Masters of Business Administration degree in Finance from New York University.

         Alfred J. Roach and Dorothy Roach are married. Timothy J. Roach is their son and James A. Roach is their nephew. There are no other family relationships among the Company's directors and executive officers.

         Officers hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board. See "Executive Compensation - Employment Agreements" for information concerning the Company's Employment Agreements with Timothy J. Roach, George S. Katsarakes, James A. Roach and Paul G. Sebetic.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth, for the Company's three fiscal years ended June 25, 1999, information concerning the compensation paid by the Company to Timothy J. Roach, who served as the Company's Chief Executive Officer during all of fiscal 1999, and each of the four other most highly compensated persons who were serving as executive officers of the Company at the end of fiscal 1999 (the "Named Executive Officers"):

                                                                            LONG-TERM
                                                                          COMPENSATION
                                              ANNUAL COMPENSATION            AWARD
NAME AND                                    ---------------------            STOCK               ALL OTHER
PRINCIPAL POSITION             YEAR         SALARY          BONUS         OPTIONS (#)          COMPENSATION
------------------             ----         ------          -----         ------------         ------------
Timothy J. Roach               1999        $250,000      $      --          380,000 (1)          $7,782 (2)
    President and Chief        1998         243,654             --          100,000               7,877
    Executive Officer          1997         193,985          6,976           50,000               7,521

Alfred J. Roach                1999         150,000            200 (3)      310,000 (1)              --
   Chairman of the Board       1998         150,000            200 (3)       60,000                  --
                               1997         150,000            200 (3)       50,000                  --

George S. Katsarakes           1999         247,577         24,000 (4)      125,000 (1)              --
   Executive Vice              1998          95,192 (4)     24,000 (4)      100,000                  --
   President and Chief
   Operating Officer

James A. Roach                 1999         131,700             --           65,000 (1)              --
   Vice President -            1998         130,738             --           25,000                  --
    Marketing and Sales        1997         111,564         44,209 (5)           --                  --

Paul G. Sebetic                1999         120,192         15,000           65,000 (1)              --
   Chief Financial             1998         113,846             --           25,000                  --
    Officer                    1997         105,254          3,503           25,000                  --

-------------------------

(1)      Includes  380,000,  310,000,  100,000,  65,000  and  50,000 options for
         Timothy J. Roach, Alfred J. Roach, George S. Katsarakes, James A. Roach and Paul G. Sebetic, respectively, that were either modified or granted in exchange for the cancellation of other options. See "Report on Repricing of Options."

(2) Includes (i) $1,169, representing the dollar value to Mr. Roach of the portion of the premium paid by the Company under a split dollar life insurance policy during such year with respect to the deemed term life insurance portion of the premiums and (ii) $6,613, representing the annual premium paid by the Company on long-term disability insurance maintained by the Company for the benefit of Mr. Roach.

(3)      Required to be paid under Puerto Rico law.

(4) Mr. Katsarakes joined the Company in January 1998. The bonuses paid to Mr. Katsarakes in fiscal 1998 and 1999 were paid as an inducement to him to join the Company.

(5)      Commissions based on sales.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning options granted during the Company's fiscal year ended June 25, 1999 to the Named Executive
Officers:


                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                             NUMBER OF     PERCENT OF                                     ANNUAL RATES OF STOCK
                             SECURITIES    TOTAL OPTIONS                                  PRICE APPRECIATION FOR
                             UNDERLYING    GRANTED TO         EXERCISE                      OPTION TERM (4)
                               OPTIONS     EMPLOYEES IN       PRICE PER    EXPIRATION    -----------------------
NAME                         GRANTED (1)   FISCAL YEAR (2)    SHARE (3)     DATE (3)          5%           10%
----                         -----------   ---------------    ---------    ----------     ---------     --------
Timothy J. Roach                 100,000        4.4%            $1.56      10/08/2008     $ 98,108      $248,624
Timothy J. Roach                 230,000       10.2%            $2.31      12/07/2008     $334,132      $846,755
Timothy J. Roach                  50,000        2.2%            $1.59      04/06/2009     $ 49,997      $126,703
Alfred J. Roach                  100,000        4.4%            $1.56      10/08/2008     $ 98,108      $248,624
Alfred J. Roach                  200,000        8.9%            $2.31      12/07/2008     $290,549      $736,309
Alfred J. Roach                   10,000        0.4%            $1.59      04/06/2009     $  9,999      $ 25,341
George S. Katsarakes             100,000        4.4%            $1.56      10/08/2008     $ 98,108      $248,624
George S. Katsarakes              25,000        1.1%            $1.75      12/28/2008     $ 27,514      $ 69,726
James A. Roach                    25,000        1.1%            $1.56      10/08/2008     $ 24,527      $ 62,156
James A. Roach                    40,000        1.8%            $2.31      12/07/2008     $ 58,110      $147,262
Paul G. Sebetic                   50,000        2.2%            $1.56      10/08/2008     $ 49,054      $124,312
Paul G. Sebetic                   15,000        0.7%            $1.69      05/23/2009     $ 15,942      $ 40,401

__________________________

(1) Except for the options to purchase 25,000 and 15,000 shares of Common Stock granted to George S. Katsarakes and Paul G. Sebetic, respectively, the options reflected in this column were either granted in exchange for the cancellation of other options or deemed granted as a result of the modification of the reflected option. See "Report on Repricing of Options."

(2) Based on options granted to all employees during fiscal year 1999 and options that were either modified or granted in exchange for the cancellation of other options.

(3) The exercise price of each option as granted or modified was equal to the market value of the Company's Common Stock on the date of grant or modification and is exercisable during a ten year period ending on the date set forth under the "Expiration Date" column (subject to early termination in certain instances). The options vest in five equal annual installments commencing one year after the date of grant or modification.

(4) These are hypothetical values using assumed compound growth rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         The following table contains information with respect to (i) options exercised by the Named Executive Officers during the Company's fiscal year ended June 25, 1999 and (ii) the fiscal year-end value of unexercised options held by the Named Executive Officers:

                                                                                               IN-THE-MONEY
                                                                                           VALUE OF UNEXERCISED
                                                                        NUMBER OF            OPTIONS HELD AT
                                                                   UNEXERCISED OPTIONS            FISCAL
                                 NUMBER OF                         HELD AT FISCAL YEAR-         YEAR-END
                              SHARES ACQUIRED      VALUE             END (EXERCISABLE/       (EXERCISABLE/
NAME                            ON EXERCISE      REALIZED(1)          UNEXERCISABLE)        UNEXERCISABLE) (2)
----                          ---------------    -----------      --------------------     --------------------
Alfred J. Roach                       --                --          40,360/310,000              --  /$40,940
Timothy J. Roach                   2,275            $5,403            --  /380,000              --  /$54,700
George S. Katsarakes                  --                --            --  /125,000              --  /$42,200
James A. Roach                        --                --            --  / 65,000              --  /$ 9,375
Paul G. Sebetic                       --                --             -- / 65,000              --  /$22,508

____________________________

(1) Represents the number of underlying shares of Common Stock multiplied by the closing price per share of Common Stock on the date of exercise of the option less the exercise price of the option.

(2) Represents the number of underlying shares of Common Stock for in-the-money options multiplied by the difference between the closing price of the Common Stock at fiscal year-end and the option exercise price.

REMUNERATION OF DIRECTORS

         Non-employee directors receive a fee of $1,000 for each meeting of the Board attended in person and members of Committees of the Board receive a fee of $500 for each Board Committee meeting attended. Non-employee directors are also granted options to purchase 10,000 shares of the Company's Common Stock under the Company's 1994 Non-Employee Director Stock Option Plan at the time such person becomes a non-employee director and immediately following each annual meeting of stockholders at which directors are elected. In addition, during the year ended June 25, 1999, Messrs. James R. Grover, Jr., Joseph C. Hogan and William G. Sharwell, the Company's non-employee directors, were granted options under the Company's 1998 Stock Option Plan to purchase 35,000, 44,250 and 44,400 shares of the Company's Common Stock, respectively. Each option held by non-employee directors is exercisable for a period of ten years following the date of grant (subject to earlier termination at specified times following a non-employee director's cessation of service) at an exercise price equal to 100% of the fair market value on the date of grant of the shares subject thereto.

REPORT ON REPRICING OF OPTIONS

         The Compensation Committee and the full Board of Directors of the Company consider options a useful means of both enabling the Company to provide long-term incentive to optionees and inducing employees to remain in the employ of the Company, while enabling the Company to conserve cash for operations and growth and tying the optionee's interests to the interests of stockholders through stock ownership and potential stock ownership.

         While all outstanding (and exercised) options under each of the Company's employee stock option plans at October 8, 1998 had been granted at exercise prices at least equal to 100% of the market value of the Company's Common Stock on the date of grant, the exercise prices of many of the outstanding options on October 8, 1998 were well in excess of the market value of the Company's Common Stock. As a result, the Compensation Committee and the Board of Directors believed that those options were not providing the performance and employment retention incentives intended by these plans.

         Accordingly, on October 8, 1998, the Board determined that it was in the best interests of the Company to offer all optionees (other than holders of options granted under the Company's 1994 Non-Employee Director Stock Option
Plan) the ability to modify their existing options to reduce the exercise prices thereof to an amount equal to at least 100% of the market value of the Company's Common Stock on the date of the Board's action with respect to the option and begin a new ten-year term therefor in exchange for a new vesting schedule pursuant to which the options would vest in five equal annual installments commencing one year after the date of the Board's action with respect to the option.

         To implement the Board's determination: (a) the Board and the Compensation Committee extended an offer, in accordance with the terms of the Company's 1995 Stock Option Plan (the "1995 Plan"), to each person holding options under that plan to amend the optionee's existing options under the 1995 Plan to provide for an exercise price equal to $1.563 per share of Common Stock (the average of the high and low sales prices per share of Common Stock on such date) and a ten-year term beginning October 8, 1998, but with a vesting schedule such that the option could only be exercised at the rate of 20% per annum of the number of shares subject to the option beginning October 8, 1999 (except that, as a result of certain limitations in the 1995 Plan, similar modifications of options covering 50,000 and 10,000 shares of Common Stock held by Timothy J. Roach and Alfred J. Roach, respectively, were made on April 7, 1999 at the market price of the Company's Common Stock of $1.59 per share at that time after having been inadvertently modified on October 8, 1998); (b) the Board adopted, subject to stockholder approval (which approval was obtained at the Company's 1998 Annual Meeting of Stockholders), the Company's 1998 Stock Option Plan (the "1998 Plan"); and (c) the Compensation Committee extended an offer to holders of options outstanding under the Company's 1983 Stock Option Incentive Plan and 1996 Stock Option Plan (which plans did not permit the grant of options or option modifications similar to those implemented under the 1995 Plan) to exchange their existing options for new options with an exercise price equal to $2.31 per share of Common Stock (the average of the high and low sales prices per share of Common Stock on December 8, 1998, the date of the Company's stockholders approved the 1998 Plan) and a ten-year term commencing on such date, but with a vesting schedule described above.

         Except therefor, no options granted to executive officers have ever been repriced or substituted by the Company in a manner which reduced the option exercise price. The following table sets forth information concerning options held by the Named Executive Officers which were either modified under the 1995 Plan or granted under the 1998 Plan to replace options under the 1983 Plan and 1986 Plan in the manner described above:

                      DATE                             FAIR MARKET VALUE                                   LENGTH OF ORIGINAL
                        OF                 NUMBER OF       AT TIME OF                                         OPTION TERM
                     ORIGINAL  YEAR OF     UNDERLYING      AMENDMENT     EXERCISE PRICE OF   NEW EXERCISE   REMAINING AT DATE
NAME                  GRANT   OPTION PLAN   SHARES        OR NEW GRANT     OLD OPTION         PRICE (1)      OF AMENDMENT (2)
----                 -------- -----------  ----------   ---------------- -----------------
Timothy J. Roach       1/9/92    1986         30,000        $ 2.31            $3.13            $ 2.31             3.1
Timothy J. Roach      9/14/94    1986        100,000          2.31             4.63              2.31             5.8
Timothy J. Roach      5/15/95    1986        100,000          2.31             5.13              2.31             6.4
Timothy J. Roach      7/25/96    1995         50,000          1.56             4.50              1.56             7.8
Timothy J. Roach     12/30/97    1995         50,000          1.56             4.38              1.56             9.2
Timothy J. Roach     12/30/97    1995         50,000          1.59             4.38              1.59             8.7
Alfred J. Roach       9/14/95    1986        100,000          2.31             4.63              2.31             6.8
Alfred J. Roach       5/15/96    1986        100,000          2.31             5.13              2.31             7.4
Alfred J. Roach       7/25/96    1995         50,000          1.56             4.50              1.56             7.8
Alfred J. Roach      12/30/97    1995         50,000          1.56             4.38              1.56             9.2
Alfred J. Roach      12/30/97    1995         10,000          1.59             4.38              1.59             8.7
George S. Katsarakes  1/21/98    1995        100,000          1.56             5.88              1.56             9.3
James A. Roach        9/21/93    1986         10,000          2.31             6.09              2.31             4.8
James A. Roach        9/14/94    1986         20,000          2.31             4.63              2.31             5.8
James A. Roach         7/3/95    1986         10,000          2.31             6.75              2.31             6.6
James A. Roach       12/30/97    1995         25,000          1.56             4.38              1.56             9.2
Paul G. Sebetic       7/25/96    1995         15,000          1.56             4.50              1.56             7.8
Paul G. Sebetic      10/23/96    1995         10,000          1.56             5.25              1.56             8.0
Paul G. Sebetic      12/30/97    1995         25,000          1.56             4.38              1.56             9.2

__________________________

(1) The average of the high and low sales prices of the Company's Common Stock on the date of grant of the replacement option or modification of the previously granted option.

(2) In years and tenths of years as of the date of grant of the replacement option or modification of the previously granted option.

                             Respectfully submitted,

                    C. Bruce Barksdale          Alfred J. Roach
                    James R. Grover, Jr.        Dorothy Roach
                    Joseph C. Hogan             Timothy J. Roach
                    George S. Katsarakes        William G. Sharwell

EMPLOYMENT AGREEMENTS

         The Company and Timothy J. Roach are parties to an Amended and Restated Employment Agreement, effective as of August 1, 1997, pursuant to which Mr. Roach is serving as the Company's President and Chief Executive Officer. The Amended and Restated Employment Agreement replaced Mr. Roach's former Employment Agreement, which expired on July 31, 1997. The Amended and Restated Employment Agreement provides for a five-year term presently ending July 31, 2004, with automatic one-year extensions on each July 31 during the term unless either party gives notice of termination at least 90 days prior to such July 31. Under the Amended and Restated Employment Agreement, Mr. Roach is presently entitled to an annual salary of $250,000 per year, subject to increases and bonuses at the discretion of the Board of Directors. In addition, the agreement requires the Company to provide Mr. Roach with an allowance, not to exceed 20% of his then salary, to reimburse him for the cost of maintaining a secondary residence in Puerto Rico, where the Company maintains its gas tube manufacturing facilities. The Company also is to continue to maintain insurance benefits provided Mr. Roach at levels and terms no less favorable than in effect on August 1, 1997. Mr. Roach has agreed, among other things, not to disclose confidential information of the Company and not to directly or indirectly engage, during the term of the agreement and for two years thereafter, in any activity which is competitive with the

Company's business. In consideration for such covenant, Mr. Roach is to receive, for each year during the two-year period following termination of his employment, an amount equal to his highest salary rate in effect at any time during the one-year period preceding the date of such termination unless Mr. Roach's employment is terminated by reason of his death, voluntary termination other than for "good reason" (in general, adverse changes in his powers, duties, position or compensation or certain changes in the location where his duties are to be performed), or for cause and he is capable of providing day-to-day services to a competitor. In the event of termination of employment by reason of death or disability, Mr. Roach or his beneficiary is entitled to receive a continuation of his compensation for a period of one year and two years, respectively. In the event Mr. Roach terminates his employment for "good reason," the Company will also be required to pay him a sum equal to three times the amount of his highest annual salary and highest bonus for the current or two preceding fiscal years, subject to reduction as to any amount that would constitute a "parachute payment" under the Internal Revenue Code of 1986, as amended, to the maximum amount that would not constitute such a "parachute payment." In the event of the termination of Mr. Roach's employment other than for cause, all outstanding stock options then held by Mr. Roach shall fully vest.

         George S. Katsarakes is a party to an Employment Agreement, dated March 9, 1998, with the Company under which Mr. Katsarakes is serving as Executive Vice President. The Employment Agreement provides for a term expiring March 8, 2001. Under the agreement, Mr. Katsarakes's salary is presently $250,000 and is subject to review at the end of each year of employment. As an incentive to join the Company, the Company agreed to pay Mr. Katsarakes a bonus of $48,000 in two equal installments. In the event of the termination of Mr. Katsarakes's employment by the Company, other than for cause, death or disability, or by Mr. Katsarakes following a reduction in rank or authority, Mr. Katsarakes will be entitled to receive all compensation that he would have received for the remaining term of his agreement, but not less than one year's compensation, in a lump sum, and all outstanding options held by Mr. Katsarakes shall fully vest and be exercisable for the maximum time allowed for the exercise thereof under the terms of the applicable stock option plan but not less than 90 days following such termination. Mr. Katsarakes has agreed not to disclose confidential information of the Company during or after his employment and, during the term of his employment and for a period of two years thereafter, not to directly or indirectly engage in certain activities which are competitive to the Company.

         James A. Roach is a party to an Employment Agreement, dated January 21, 1998, with the Company under which Mr. Roach is serving as Vice President-Sales. The Employment Agreement provides for a term expiring January 20, 2001. Under the agreement, Mr. Roach's salary is presently $131,700 and is subject to review at the end of each year of employment. In addition, the agreement requires the Company to provide Mr. Roach with an allowance, not to exceed 20% of his then salary, to reimburse him for the cost of maintaining a secondary residence in Puerto Rico, where the Company maintains its gas tube manufacturing facilities. In the event of the termination of Mr. Roach 's employment by the Company, other than for cause, death or disability, or by Mr. Roach following a reduction in rank or authority, Mr. Roach will be entitled to receive all compensation that he would have received for the remaining term of his agreement, but not less than one year's compensation, in a lump sum, and all outstanding options held by Mr. Roach shall fully vest and be exercisable for the maximum time allowed for the exercise thereof under the terms of the applicable stock option plan but not less than 90 days following such termination. Mr. Roach has agreed not to disclose confidential information of the Company during or after his employment and, during the term of his employment and for a period of two years thereafter, not to directly or indirectly engage in certain activities which are competitive to the Company.

         Paul G. Sebetic is a party to an Employment Agreement, dated May 1, 1997, with the Company under which Mr. Sebetic is to serve as Vice
President-Finance. The Agreement provides for a term expiring April 30, 2000. Under the agreement, Mr. Sebetic's salary is presently $125,000 and is subject to review at the end of each year of employment, with Mr. Sebetic to receive a salary increase of 10% per year but not less than the increase in a consumer price index. Mr. Sebetic is also to receive $6,000 per year as an allowance to reimburse him for the cost of maintaining a place of abode in Puerto Rico, where the Company maintains its gas tube manufacturing facilities. In the event of the termination of Mr. Sebetic's employment by the Company, other than for cause, death or disability, or by Mr. Sebetic following a reduction in rank or authority, Mr. Sebetic will be entitled to receive all compensation that he would have received for the remaining term of his Agreement, but not less than six months' compensation, in a lump sum, and all outstanding options held by Mr. Sebetic shall fully vest. Mr. Sebetic has agreed not to disclose confidential information of the Company during or after his employment and, during the term of his employment and for a period of two years thereafter, not to directly or indirectly engage in certain activities which are competitive to the Company.

REPORT OF BOARD OF DIRECTORS AND COMPENSATION COMMITTEE
CONCERNING EXECUTIVE COMPENSATION

         The following report is submitted by the Compensation Committee of the Board of Directors which, among other things, considers and recommends to the Board of Directors salaries, bonuses and other compensation arrangements with respect to the Company's executive officers. While both the full Board of Directors and the Compensation Committee have authority with respect to granting stock options under the Company's 1995 Stock Option Plan and 1998 Stock Option Plan, all options granted under these plans during the Company's fiscal year ended June 25, 1999 (including options modified or granted in exchange for the cancellation of other options in conjunction with action taken by the full Board) were granted by the Compensation Committee.

         The Compensation Committee has viewed salaries for the Company's executive officers as a means of providing basic compensation at levels sufficient to attract and retain qualified executives. Levels of base salary have been determined, on a subjective basis, in light of the executive's level of responsibility, performance and expertise, as well as prevailing economic conditions, the Company's performance, competitive factors and contractual obligations.

         Bonuses, if awarded, have been to provide short-term incentive and to reward the executive's personal performance and contribution to the Company's recent overall performance or as an inducement to join the Company. Performance bonuses have been determined by reference to specific pre-established performance targets, on a subjective basis by examining the executive's achievements, or, at times, pursuant to agreements entered into as an inducement for an executive to join the Company. During fiscal 1999, no performance bonuses were granted. The bonus paid to George S. Katsarakes in fiscal 1999 was the last of two installments of a bonus granted to him in fiscal 1998 as an inducement to join the Company as Chief Operating Officer.

         The Compensation Committee has considered options a useful means of enabling the Company to provide long-term incentive to executives in a manner that enables the Company to conserve cash for operations and growth while tying the executive's interest to the interests of stockholders through stock ownership and potential stock ownership. Option grants have been made, based upon the executive's performance and expected contribution to the long-term goals of the Company. Because the exercise prices of many options were in excess of the market price of the Company's Common Stock, the Committee believed outstanding options were not providing the performance and employment retention incentives intended by the Company's employee stock option plans. Accordingly, on October 8, 1998, the Committee and the full Board of Directors determined to make offers to the holders of all employee options (including those held by executive officers) to modify existing options or substitute new options, with an exercise price based on the market price of the Company's Common Stock at the time of modification or substitution, a new term and an increased vesting schedule. See "-- Report on Repricing of Options," above. The only other stock options granted during fiscal 1999 to the Named Executive Officers were granted to Messrs. Katsarakes and Sebetic (see "-- Option Grants in Last Fiscal Year," above).

         Timothy J. Roach's compensation is determined pursuant to the terms of his Amended and Restated Employment Agreement which became effective August 1, 1997. Mr. Roach's salary has been $250,000 since that agreement was entered into and he has received no bonuses during that time. Except for the modification of options and the grant of stock options in exchange for the cancellation of other stock options, which was offered to all employees holding stock options, no options were granted to Timothy J. Roach during fiscal 1999. See "--Employment Agreements," above, for a description of Mr. Roach's Amended and Restated Employment Agreement.

         Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), precludes a public company from taking a Federal income tax deduction for annual compensation paid to its chief executive officer or any of its four other most highly compensated executive officers in excess of $1,000,000 for any such person. Certain "performance based compensation" is excluded from the deduction limitation. Cash compensation being paid by the Company does not, and is not expected to, reach the threshold at which the deduction limitation would be imposed. The Company's stock option plans have been structured in a manner designed to enable any amount which is considered compensation as a result of the exercise of stock options or the disposition of the shares underlying an exercised option to be excluded from the deduction limitation. Accordingly, in light of the Company's current compensation levels,
Section 162(m) is not expected to affect the Company's ability to deduct items treated as compensation for Federal income tax purposes.

Respectfully submitted,

Joseph C. Hogan
William G. Sharwell

PERFORMANCE GRAPH

         The following graph compares the cumulative return to holders of the Company's Common Stock for the five years ended June 30, 1999 with (i) the Nasdaq Stock Market-US Index (the Company's Common Stock has been quoted on the Nasdaq National Market System since August 3, 1994 prior to which it was traded on the American Stock Exchange) and (ii) the Nasdaq Telecommunications Index. The comparison assumes $100 was invested on June 30, 1994 in the Company's Common Stock and in each of the comparison groups and assumes reinvestment of dividends (the Company paid no dividends during the periods):

[GRAPHIC OMITTED]


                                         6/94           6/95           6/96          6/97          6/98        6/99
TII Industries Inc.                      $100           $ 96           $ 98          $ 84          $ 68        $ 27
Nasdaq Stock Market-US Index             $100           $133           $171          $208          $274        $392
Nasdaq Telecommunications Index          $100           $115           $143          $157          $226        $430

                              CERTAIN TRANSACTIONS

         Since fiscal 1982, the Company has leased equipment from PRC Leasing, Inc. ("PRC"), a corporation wholly-owned by Alfred J. Roach, Chairman of the Board of Directors and a director of the Company. On July 18, 1991, as an inducement to the Company's then bank lenders to restructure the Company's long-term bank loan, among other things, the Company acquired certain equipment from PRC and replaced its leases with PRC for other equipment with a new lease with PRC. The equipment lease, as subsequently amended, has a term expiring July 17, 2001, and provides for rentals at the rate of $200,000 per year. The Company believes that the rentals charged by PRC are comparable to the rentals which would have been charged by unrelated leasing companies for similar equipment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to timely file initial statements of stock ownership and statements of changes of beneficial ownership with the Securities and Exchange Commission and furnish copies of those statements to the Company. Based solely on a review of the copies of the statements furnished to the Company to date, or written representations that no statements were required, the Company believes that all statements required to be filed by such persons with respect to the Company's fiscal year ended June 25, 1999 were timely filed, except that George S. Katsarakes filed three reports late concerning purchases of Common Stock on five dates during the year.


                                   PROPOSAL 2.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected the firm of Arthur Andersen LLP as the independent public accountants of the Company for the year ending June 30, 2000. The Board proposes that the stockholders ratify such selection at the Meeting.

         Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

REQUIRED VOTE

         The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on this proposal is required to approve this proposal. The Board of Directors recommends a vote FOR Proposal 2.


                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

         From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy related to that meeting. In order to be considered, such proposals must be submitted in writing on a timely basis. Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to the Company's Annual Meeting of Stockholders to be held in the year 2000 must be received by June 27, 2000. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company, 1385 Akron Street, Copiague, New York 11726. As to any proposals intended to be presented by a stockholder, without inclusion in the Management's proxy statement and form of proxy for the Company's next Annual Meeting, the proxies named in the Management's form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before
September 10, 2000. However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on that matter to the extent permitted by Securities and Exchange Commission regulations.

ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report on Form 10-K for the year ended June 25, 1999, which has been filed with the Securities and Exchange Commission, is also available, without charge, to stockholders who are interested in more detailed information about the Company. Requests for a copy of that report should be addressed to Ms. Virginia M. Hall, Vice President-Administration, 1385 Akron Street, Copiague, New York 11726, telephone number (631) 789-5000.

SOLICITATION OF PROXIES

         The cost of solicitation of Proxies, including the cost of reimbursing banks, brokers and other nominees for forwarding proxy solicitation material to the beneficial owners of shares held of record by them and seeking instructions from such beneficial owners, will be borne by the Company. Proxies may be solicited without extra compensation by certain officers, directors and regular employees of the Company by mail and, if determined to be necessary, by telephone, telecopy, telegraph or personal interview.

OTHER MATTERS

         The Board of Directors does not intend to bring before the Meeting any matter other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on such matter or motions, including any matters dealing with the conduct of the Meeting.

                                         By Order of the Board of Directors,


                                                  Dorothy Roach,
                                                  Secretary


October 25, 1999

PROXY                            TII INDUSTRIES, INC.                      PROXY


           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 7, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints, as proxies for the undersigned, TIMOTHY J. ROACH and VIRGINIA M. HALL, or either of them, with full power of substitution, to vote all shares of the capital stock of TII Industries, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, December 7, 1999, at 3:00 p.m., New York time, at the Huntington Hilton, 598 Broadhollow Road, Melville, New York, receipt of Notice of which meeting and the Proxy Statement accompanying the same being hereby acknowledged by the undersigned, and at any adjournments or postponements thereof, upon the matters described in the Notice of Meeting and Proxy Statement and upon such other business as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

         EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE HEREOF. WHERE NO DIRECTION TO VOTE ON A SPECIFIC MATTER IS GIVEN, THE PROXIES WILL BE DEEMED AUTHORIZED TO VOTE FOR EACH LISTED NOMINEE TO SERVE AS A DIRECTOR AND FOR PROPOSAL 2.


               PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              TII INDUSTRIES, INC.

                         PLEASE MARK VOTE IN OVAL IN THE
                   FOLLOWING MANNER USING DARK INK ONLY. |X|

      A vote FOR each nominee and FOR proposal 2 is recommended by the Board of Directors.


1.     ELECTION OF DIRECTORS -                        For   Withhold   For All
       Nominees:  James R. Grover, Jr., George S.     All     All      Except
                  Katsarakes and Dorothy Roach        |_|     |_|       |_|

       __________________________________________
       (Except Nominee(s) written above)

                                                       FOR    AGAINST  ABSTAIN
2.     To ratify the selection of Arthur Andersen LLP  |_|      |_|      |_|
       as independentpublic accountants for the
       Company.

                                        Dated ____________________________, 1999

                                        Signature(s) ___________________________

                                        ________________________________________
                                        NOTE:  Please  sign  your  name or names
                                        exactly as set forth hereon.  If signing
                                        as  attorney,  executor,  administrator,
                                        trustee or guardian, please indicate the
                                        capacity   in  which  you  are   acting.
                                        Proxies executed by corporations should be signed by a duly authorized officer and should bear the corporate seal.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                             YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.